Exhibit 99.1



                            Explanation of Responses


(1) The shares to which this note relates correspond to a gift made to Jastreboff Hearing Disorders.

(2) The securities beneficially owned following the transactions reported herein include 4,762,000 shares of Class B Common Stock which are convertible on a share for share basis into Common Stock. Each share of Class B Common Stock has ten votes per share.

(3) The shares to which this note relates are held directly by the Reporting Person's personal 401(k) plan.